Exhibit 10.8

LINCOLN NATIONAL CORPORATION

LONG-TERM INCENTIVE AWARD PROGRAM

Performance Cycle Agreement

Section 16 Officer Equity Award

This Award Agreement (“Agreement”), by and between Lincoln National Corporation (“LNC”) on behalf of itself and its affiliates, and the <First Name> <Last Name>  (“Grantee”), evidences the grant by LNC on <Grant Date>, of a long-term incentive performance award to Grantee, and Grantee’s acceptance of the award, in accordance with and subject to the provisions of the Lincoln National Corporation 2020 Incentive Compensation Plan effective June 11, 2020  (the “Plan”) and this Agreement.  LNC and Grantee agree as follows:

1.Form of Award.    This performance award grant is for <Granted Amount> shares of LNC common stock (“Shares”).  During the Performance Cycle, this award shall consist of LNC stock units but any actual award that ultimately vests will be delivered in Shares.

The number of Shares that will vest and be delivered, if any, may range from 0-<XXX>% of the aforementioned target number of Shares plus any accumulated dividend equivalents under Section 4, below.  Shares will vest and be delivered only after certification by the Compensation Committee of the LNC Board of Directors (the “Committee”) of the achievement of company performance criteria previously established and approved by the Committee for the Performance Cycle; however in no event will Shares be delivered later than March 15th of the year following the completion of the Performance Cycle.

The Committee reserves the right to adjust the target number or amount of Shares delivered at any time to the extent permissible under the Plan.

In the event an adjustment pursuant to Section 10(c) of the Plan is required, the number of Shares that may ultimately vest under this Agreement, if any, shall be adjusted in accordance with Section 10(c) of the Plan.  All Shares that may ultimately vest under this Agreement, if any, after such adjustment shall be subject to the same restrictions applicable any Shares that may have vested under this Agreement before the adjustment.

2.Full Awards upon Certain Events.

(a)Except as provided in this Paragraph 2 and in Paragraph 3, below, if Grantee has a Separation from Service (defined in Paragraph 10, below), for any reason during the performance cycle, the award shall be forfeited and automatically transferred back to LNC.  Upon forfeiture, Grantee shall have no further rights in such award or Shares issuable pursuant to an award granted hereunder.

(b) In the case of Grantee’s involuntary Separation from Service other than for Cause (defined in Paragraph 10, below), provided, however, other than for a Separation from Service occurring within two years after of a Change of Control pursuant to the definition in effect on the day immediately preceding such Change of Control, that on or prior to the fifty-second (52nd) day following such Separation from Service, Grantee executes an Agreement, Waiver and General Release in form and substance satisfactory to LNC and all revocation periods applicable to such release have expired without such release having been revoked.  Grantee shall receive a full, non-prorated award as if Grantee had provided Service for the entire Performance Cycle.

 (c)In the case of Grantee’s death or Separation from Service on account of Total Disability (defined in Paragraph 10, below), Grantee (or Grantee's estate, if applicable) shall receive a full, non-prorated award as if Grantee had provided Service for the entire Performance Cycle.

Any Shares deliverable under this Paragraph 2 shall be delivered at the same time long-term incentive awards are normally paid and/or delivered after the end of the Performance Cycle.

If the Grantee fails to remain an employee in good standing at any time from Grant Date to Vesting Date, Grantee shall immediately forfeit any right to this award and this award shall be cancelled without further action by the Committee or its delegate.  For purposes of this Agreement, an “employee in good standing” shall mean that the Grantee (i) has not been placed on a condition of employment and (ii) has sustained a high level of job performance.

3.Change of Control.    In connection with a Change of Control, pursuant to the definition in effect on the day immediately preceding such Change of Control, the Committee shall determine what, if any, award under this Agreement shall vest.  In making such determination, the Committee shall consider the nature of such Change of Control, whether continuation of the Plan and the awards for the Performance Cycle are feasible, and whether the resulting corporate entity, if any, offers or commits to offer awards of comparable economic value; provided, however, that the Committee’s determination shall be consistent with existing LNC plans, such as the Plan and the LNC Executives’ Severance Benefit Plan.

Shares deliverable pursuant to this Paragraph 3 shall be delivered as of the earlier of (a) the time this award would normally be paid after the end of the original performance cycle established by the Committee, or (b) within 90 days after the Grantee’s involuntary Separation from Service, other than for Cause, from LNC, its affiliates or any successor entity, provided such Separation from Service occurs within two years after such Change of Control.

Notwithstanding the foregoing, a Grantee who has a voluntary Separation from Service after a Change of Control but before delivery of Shares in settlement of this award shall forfeit this award.

4.Dividend Equivalent Units.  If an award vests, Grantee shall also receive an amount equal to the dividends that would have been paid on such Shares had Grantee held such Shares from the date of grant through the date the Shares become deliverable.  Such dividend equivalent amount shall be delivered in Shares based on the Fair Market Value of a Share on the date of the payment of the dividend.

 5.Tax Withholding.    LNC will require Grantee to remit an amount equal to any tax withholding required under federal, state or local law on the value of the Shares deliverable under this Agreement at such time as LNC is required to withhold such amounts.  In accordance with procedures established by the Committee, Grantee may satisfy any required tax withholding payments in any combination of cash, certified check, or Shares  (including the surrender of Shares held by the Grantee or those that would otherwise be issued in settlement of this award).  Any surrendered or withheld Shares will constitute satisfaction of any required tax withholding to the extent of their Fair Market Value.

6.Voting Rights.  Grantee shall have no voting rights with respect to LNC stock units.

7.Transferability.  This award may not be transferred, sold, pledged, hypothecated, margined or otherwise encumbered by Grantee, except by will or the laws of descent and distribution.

8.Cancellation/Rescission of Award after Vesting or Distribution/Termination for Cause.

(a)If Grantee’s Service is terminated for Cause, any Shares distributed in settlement of this award during the six (6) month period prior to such termination for Cause shall be rescinded and any such Shares not yet delivered in settlement of this award shall be cancelled without further action by the Committee or its delegate.

(b)If Grantee fails to comply with the non-competition, non-solicitation, non-disparagement or non-disclosure provisions described in Subparagraphs 9(a), 9(b), 9(c), and 9(d), below, before Shares are delivered in settlement of this award, this award shall be cancelled without further action by the Committee or its delegate.

(c)If requested by LNC,  at the time Shares are to be delivered pursuant to this Agreement, Grantee shall certify in a form acceptable to LNC that Grantee is in compliance with the terms and conditions described in Subparagraphs 9(a), 9(b), 9(c), and 9(d), below.    Grantee’s failure to comply with Subparagraphs 9(a) through 9(d) at any time from the specified Grant Date through the six (6) month period after any Shares are delivered in settlement of this award shall cause such Shares to be rescinded.

(d)(1)  LNC must notify Grantee in writing of any such rescission: (A) in the case of Subparagraph 8(a), not later than 90 days after such termination for Cause; and (B) not later than 180 days after LNC obtains knowledge of Grantee’s failure to comply with Subparagraphs 9(a), 9(b), 9(c), or 9(d).

(2)  Within ten (10) days after receiving a rescission notice from LNC: (A) Grantee must surrender to LNC the Shares acquired upon settlement of the award, or (B) if such Shares have been sold or transferred, (i) Grantee must make a payment to LNC of the proceeds from such sale or transfer, or (ii) if there are no proceeds from such transfer, Grantee must make a payment to LNC equal to the Fair Market Value of such Shares on the date of such transfer.

In all cases, Grantee shall pay to LNC the gross amount of any gain realized or payment received (not net of any withholding or other taxes paid by Grantee) as a result of the award.

9.Covenants.

(a) Non-Competition.  Grantee may not become employed by, work on behalf of, or otherwise render services that are the same or similar to the services rendered by Grantee to the business unit(s) for which Grantee provided Service or otherwise had responsibilities for at the time of his/her termination to any other organization or business that competes with or provides, or is planning to provide, the same or similar products and/or services.  Grantee understands and agrees that this restriction is nationwide in scope.

(b) Non-Solicitation.  Grantee shall not directly or indirectly hire, manage, solicit, or recruit any employees, agents, financial planners, salespeople, financial advisors, vendors, or service providers of LNC whom Grantee had hired, managed, supervised, or otherwise became familiar with as a result of his/her Service.

(c) Non-Disparagement.  Grantee shall not (1) make any public statements regarding his/her Service (other than factual statements concerning the dates of Service and positions held) or his/her termination or Retirement from LNC that are not agreed to by LNC, such approval not to be unreasonably withheld or delayed; and (2) Grantee shall not disparage LNC or any of its affiliates, its and their respective employees, executives, officers, or Boards of Directors.

(d) Non-Disclosure & Ideas Provision.  Grantee shall not, without prior written authorization from LNC, disclose to anyone outside LNC, or use in other than LNC’s business, any trade secrets or confidential and/or proprietary information received from or on behalf of, developed for, or otherwise relating to the business of, LNC.    Any confidentiality or non-disclosure obligations in this Agreement does not prohibit or restrict Grantee (or Grantee’s attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self-regulatory organization, or any other state, local, or federal regulatory, investigative, or enforcement entity, agency, or authority. For purposes of this Agreement, a confidential disclosure to government officials or attorneys solely for purposes of reporting or investigating a suspected violation of the law (or disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal) is immune from civil and criminal liabilities under federal and state trade secret laws.    Furthermore, Grantee agrees to disclose and assign to LNC all rights and interest in any invention or idea that Grantee developed or helped develop for actual or related business, research, or development work during the period of Grantee’s Service.

Notwithstanding anything to the contrary herein,  LNC may, in its discretion, waive Grantee’s compliance with Subparagraphs 9(a), 9(b), 9(c), or 9(d) in whole or part in any individual case.  Moreover, if Grantee’s Service is terminated by LNC other than for Cause, a failure by Grantee to comply with the provisions of Subparagraph 9(a), above, after such termination shall not in and of itself cause rescission if the Shares were delivered in settlement of this award before Grantee’s termination.

   10.Definitions.  As used in this Agreement:

“Cause” means (a) a conviction of a crime that is job related or that may otherwise cause harm to the reputation of LNC or any Subsidiary; (b) any act or omission detrimental to the conduct of business of LNC or any Subsidiary; (c) inability to obtain or retain proper licenses; (d) theft, dishonesty, fraud or misrepresentation; (e) failure to cooperate or be truthful in connection with an investigation related to LNC or any Subsidiary; (f) violation of any rule or regulation of any regulatory agency or self-regulatory agency; (g) violation of any policy or rule of LNC or any Subsidiary; or (h) unsatisfactory performance that does not meet expectations after coaching or counseling.  Cause shall be determined in the sole discretion of the Committee.

“Performance Cycle” means the three-year period that commences on the first day of the calendar year in which the grant was awarded.

“Retirement” means Grantee’s Separation from Service, other than for Cause, from LNC or any Subsidiary either (i) at age 55 or older with at least five (5) years of Service or (ii) at any age with at least seven (7) years of Service as a member of LNC’s Senior Management Committee.

“Service” means Grantee’s continuous service as a common law employee of, or as a planner with a full-time agent’s contract with, LNC or any Subsidiary. Service as a common law employee is the period of time Grantee is on the payroll of LNC or a Subsidiary but prior to the time the Grantee has had a Separation from Service.  Service as a planner is the period of time Grantee’s full-time agent’s contract is in effect but prior to the time the Grantee has had a Separation from Service.

“Separation from Service” has the meaning given such term in Code section 409A and the regulations issued thereunder.

“Subsidiary” means a corporation in which LNC has ownership of at least twenty-five percent.

“Total Disability” means (as determined by the Committee) a disability that results in Grantee being unable to engage in any occupation or employment for wage or profit for which Grantee is, or becomes, reasonably qualified by training, education or experience.  In addition, the disability must have lasted six (6) months and be expected to continue for at least six (6) more months or be expected to continue unto death.

11.Compliance with Securities Laws.  Shares shall not be issued with respect to this award unless the issuance and delivery of such Shares shall comply with all relevant provisions of state and federal laws, rules and regulations, and, in the discretion of LNC, shall be further subject to the approval of counsel for LNC with respect to that compliance.

12.Incorporation of Plan Terms.  This award is subject to the terms and conditions of the Plan.  Such terms and conditions of the Plan are incorporated into and made a part of this Agreement by reference.  In the event of any conflicts between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control.  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan unless the context clearly requires an alternative meaning.

IN WITNESS WHEREOF, LNC, by its duly authorized officer has signed this Agreement as of the first date set forth above.

LINCOLN NATIONAL CORPORATION

By: /s/ Dennis R. Glass

Dennis R. Glass

President and Chief Executive Officer